                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-
    6(e)(2))

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 THE GAP, INC.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:

 (2) Aggregate number of securities to which transaction applies:

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 (4) Proposed maximum aggregate value of transaction:

 (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:

 (2) Form, Schedule or Registration Statement No.:

 (3) Filing Party:

 (4) Date Filed:

Notes:

                                                              PRELIMINARY COPIES
                                   [GAP LOGO]



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 28, 1998


To Our Shareholders:

        The Annual Meeting of Shareholders of The Gap, Inc. will be held at the Town Hall of the Delancey Street Foundation, 600 The Embarcadero, San Francisco, California, on Tuesday, April 28, 1998 at 1:30 P.M., for the following purposes:

                1. To elect a Board of Directors;

                2. To consider and act upon a proposal recommended by the Board of Directors to amend the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 500,000,000 to 1,500,000,000;

                3. To consider and act upon the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending on January 30, 1999; and

                4. To transact such other business as may properly come before the meeting.

        The foregoing items of business are more fully described in the Proxy Statement following this Notice.

        Only shareholders of record at the close of business on March 9, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of shareholders of record as of the close of business on March 9, 1998 will be available for inspection during normal business hours ten days before the Annual Meeting at One Harrison Street, San Francisco, California.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

        A copy of the Company's annual report is being mailed with this proxy statement to shareholders entitled to notice of this meeting.

                                By Order of the Board of Directors,



                                Anne B. Gust
                                Secretary

April 6, 1998

                                                              PRELIMINARY COPIES

                                 THE GAP, INC.

                              ONE HARRISON STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                                PROXY STATEMENT

  THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE GAP, INC. (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON APRIL 28, 1998 AT 1:30 P.M. at THE TOWN HALL OF THE DELANCEY STREET FOUNDATION, 600 THE EMBARCADERO, IN SAN FRANCISCO, AND AT ANY ADJOURNMENT THEREOF. THIS STATEMENT AND THE ENCLOSED FORM OF PROXY WERE FIRST SENT TO SHAREHOLDERS ON OR ABOUT APRIL 6, 1998.


                                   THE PROXY

  The persons named as proxyholders were selected by the Board of Directors of the Company and are officers of the Company.

  All proxies will be voted, or an abstention or withholding recorded, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

  FOR the election of directors nominated by the Board of Directors;

  FOR the approval of the proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 500,000,000 to 1,500,000,000; and

  FOR the approval of the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending January 30, 1999.

  All expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners, will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company, who will receive no extra compensation for their services, or a proxy solicitation firm retained by the Company, may solicit proxies by telephone, fax or in person.

  A shareholder giving the enclosed proxy may revoke it at any time prior to its exercise by a written revocation delivered to the Company, by a subsequent proxy, or by attending the Annual Meeting and voting in person.


                      VOTING SECURITIES AND VOTING RIGHTS

  The only outstanding voting securities of the Company are its shares of Common Stock, of which [393,133,028] shares were outstanding at the close of business on March 9, 1998. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting. All share amounts in this proxy statement have been restated to give effect to stock splits.

  The election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Election of directors by shareholders shall be determined by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting and entitled to vote on the election of directors.
Approval of the proposal to amend the Company's Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the Company's outstanding Common Stock. Approval of the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company requires the affirmative vote of the holders of the majority of the shares present or represented by proxy at the Annual Meeting.

  Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal.

  If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.


                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                                                                                       SERVED AS
                                                                                                        DIRECTOR
            NAME, AGE, PRINCIPAL OCCUPATION DURING PAST FIVE YEARS AND OTHER INFORMATION                 SINCE
            ----------------------------------------------------------------------------               ---------

ADRIAN D. P. BELLAMY, 56  [DIAMOND] * ...............................................................     1995
   Chairman of Gucci Group, NV, luxury accessories and apparel manufacturer and retailer; Director of
   The Body Shop International, P.L.C., personal care retailer; Director of Paragon Trade Brands,
   Inc., manufacturer of store brand diapers; Director of Shaman Pharmaceuticals Inc., pharmaceutical research company; and Director of Williams-Sonoma, Inc. specialty retailer.
   Chairman and Chief Executive Officer of DFS Group Limited, specialty retailer, 1983-95.

JOHN G. BOWES, 69 [DIAMOND] * .......................................................................     1974
   Chairman of Yakima Products, Inc. since 1994 and FasTrak, Inc. since 1995.  Chairman of Kransco
   Group Companies, manufacturer of recreational products, 1962-94.

MILLARD S. DREXLER, 53 ..............................................................................        1983
   Chief Executive Officer of the Company since 1995, President of the Company since 1987 and Chief
   Executive Officer of the Gap Division since 1987.  Chief Operating Officer of the Company
   1993-95; Chief Executive Officer of Banana Republic, Inc. 1988-97.  Director of Williams-Sonoma,
   Inc., specialty retailer.

DONALD G. FISHER, 69 * + ............................................................................        1969
   Chairman of the Company.  Chief Executive Officer of the Company, 1969-95.  Director of The
   Charles Schwab Corporation, discount securities brokerage; and Director of AirTouch
   Communications, telecommunications company.

DORIS F. FISHER, 66 + ...............................................................................        1969
   Merchandising consultant to the Company.

ROBERT J. FISHER, 43 ++ .............................................................................        1990
   Executive Vice President of the Company since 1992.  President, Gap Division since 1997. Chief
   Operating Officer from 1992-93 and 1995-97; Chief Financial Officer of the Company, 1993-95.
   Director of Sun Microsystems, Inc., manufacturer of computer systems.

JOHN M. LILLIE, 61 [DIAMOND] * ......................................................................        1992
   Chairman, The Epic Team, bicycle and accessory products, since 1996.  Chairman and Chief Executive
   Officer of American President Companies, Ltd., transportation company, 1992-1995. Director of
   Consolidated Freightways, Ltd., transportation company; Director of Circle International Group,
   Inc., international freight logistics and services company; and Director of Walker Interactive
   Systems, Inc., software company.

CHARLES R. SCHWAB, 60 [SOLID BOX] * .................................................................        1986
   Chairman and Co-Chief Executive Officer of The Charles Schwab Corporation, discount securities brokerage, since 1986.  Director of Transamerica Corporation, insurance and financial services company; Director of AirTouch Communications, telecommunications company; and Director of Siebel
   Systems, Inc., software company.

BROOKS WALKER, JR., 70 [SOLID BOX] * ................................................................        1972
   General Partner, Walker Investors, venture capital investment partnership, since 1979.  Director of Pope & Talbot, Inc., manufacturer of wood products.

SERGIO S. ZYMAN, 52 * ...............................................................................        1997
   Senior Vice President and Chief Marketing Officer of The Coca-Cola Company since 1993.  President of Sergio Zyman & Company, consulting company, from 1986 to 1993.

____________________

[SOLID BOX]  Member of the Audit and Finance Committee.
[DIAMOND]    Member of the Compensation and Stock Option Committee.
   *         Member of the Corporate Governance Committee.
   +         Donald G. Fisher and Doris F. Fisher are husband and wife.
   ++        Robert J. Fisher is the son of Donald G. and Doris F. Fisher.

  Lucie J. Fjeldstad and William A. Hasler are not standing for re-election. Fewer nominees are named (ten) than the number fixed by the Board pursuant to the Company's Bylaws (twelve) because the Company has not yet determined whether to fill those positions and, if so, who will be invited to join the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  Information concerning executive officers of the Company who are not also directors is set forth in the Company's annual report on Form 10-K for the fiscal year ended January 31, 1998.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has three standing committees: the Audit and Finance Committee, and the Compensation and Stock Option Committee, both of which are composed of directors who are not employees of the Company, and the Corporate Governance Committee, which is made up of the non-employee directors and one employee director.

  The functions of the Audit and Finance Committee are (i) to recommend the engagement of the Company's independent auditors and review with them the plan, scope and results of their audit for each year, (ii) to review with the Company's Consulting and Auditing Services department the plan, scope and results of their operations, and (iii) to consider and review other matters relating to the financial and accounting affairs of the Company. This committee is composed exclusively of directors who are, in the opinion of the Board of Directors, free from any relationship that will interfere with the exercise of independent judgment as a committee member. The present members of the Audit and Finance Committee are Messrs. Hasler, Schwab and Walker (who is Chairman).

  The functions of the Compensation and Stock Option Committee are to review and approve salaries and other forms of compensation for all corporate and divisional officers, to approve the guaranteeing or granting of loans to certain corporate and divisional officers under the Company's Relocation Loan Plan, to grant stock and options to purchase stock to selected employees under the Company's stock plan, and to make awards under the Company's annual and long-term incentive plans to key employees. This committee is composed exclusively of directors who have not been eligible to receive stock options or awards under the Company's stock plan (except for predetermined, formula-based awards, as described below) for a period of at least one year prior to membership on the committee. The present members of the Compensation and Stock Option Committee are Messrs. Bellamy, Bowes, and Lillie (who is Chairman), and Ms. Fjeldstad.

  The functions of the Corporate Governance Committee are to make recommendations to the Board on all matters concerning corporate governance and directorship practices, including the qualifications of officers, directors, candidates for election as directors, the size, composition, compensation and function of the Board of Directors, the functions and duties of the committees of the Board, the effectiveness and procedures of the Board, and succession planning for important Company functions. The present members of the Corporate Governance Committee are Messrs. Bellamy, Bowes, Donald Fisher, Hasler (who is Chairman), Lillie, Schwab, Walker, and Zyman and Ms. Fjeldstad.

  During the last fiscal year, the Board of Directors held seven meetings, the Compensation and Stock Option Committee held four meetings, the Audit and Finance Committee held two meetings and the Corporate Governance Committee held no meetings. Mr. Schwab attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held, and (ii) the total number of meetings held by all Committees of the Board on which he was a member.

COMPENSATION OF DIRECTORS

  The Company does not pay director fees to directors who are employees of the Company or any affiliated company. Directors who are not employees of or consultants to the Company ("non-employee directors") do not receive any form of direct remuneration other than as described below. In addition, travel expenses to attend meetings of the Board of Directors are reimbursed by the Company. All directors are eligible to receive discounts on Company merchandise.

  Each non-employee director of the Company receives director fees in the form of an annual retainer of $36,000 per year, payable quarterly, which is diminished by $2,500 for each Board and/or Committee meeting day missed.

  Under the Company's Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her annual retainer on a quarterly basis in exchange for an option to purchase 937 shares of Company Common Stock. Any such option will have an exercise price which is discounted to reflect the amount of the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. Shares issued under the plan will come from treasury shares. Each non-employee director elected to participate in the plan for the fourth quarter of fiscal 1997 and for fiscal 1998.

  Under the Company's 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value; and (ii) each continuing non-employee director automatically receives an option to purchase 3,750 shares at the then-current fair market value. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each annual meeting of shareholders. The options normally become exercisable three years after the date of grant. In addition, the Compensation and Stock Option Committee is authorized to grant discretionary options to non-employee directors using treasury shares. In January 1998, Mr. Zyman was granted a discretionary option to purchase 7,500 shares at a discounted exercise price of $19.50 per share. The option is exercisable in five equal annual installments.

  The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director's retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. In fiscal 1996, the Board of Directors elected to discontinue this plan for future directors. Current participants will continue to be eligible for plan benefits, assuming they meet the requirements of the plan; however, the benefit payable will be capped at the current level (i.e., 75% of $36,000).

  In fiscal 1997, Doris Fisher received $24,600 for merchandising services rendered in the course of her employment with the Company. As a Company employee, Mrs. Fisher participates in all benefits which the Company makes available to its employees generally, except for stock-based compensation and bonus programs.

                                 PROPOSAL NO. 2
                           PROPOSED AMENDMENT TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

     At the Annual Meeting there will be submitted to shareholders a proposal to increase the number of shares of Common Stock the Company is authorized to issue. The Board of Directors recommends adoption of the proposal.

     The Company presently is authorized to issue 500,000,000 shares of Common Stock having a par value of $0.05 per share. As of [January 31,] 1998, approximately 439.9 million shares of Common Stock were issued and approximately
393.1 million shares were outstanding (net of approximately 46.8 million treasury shares). Of the remaining authorized but unissued shares, approximately 60.1 million shares were reserved for issuance under the Company's stock option and restricted stock plans. Based upon the foregoing, the Company has virtually no shares remaining available for other purposes.

     From time to time, the Company has issued additional shares of common stock in payment of stock dividends or stock splits or for other purposes. During fiscal year 1997, the Company issued approximately 146.5 million shares in connection with a three-for-two stock split in the form of a stock dividend. Also during fiscal 1997, the Company issued approximately 2.8 million shares upon exercise of employee stock options and 53,250 shares under the restricted stock portion of the 1996 Stock Option and Award Plan.

     In February 1998, the Board approved a resolution, subject to shareholder approval at the Annual Meeting on April 28, 1998, amending Article Fifth of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to increase the authorized number of shares of Common Stock from 500,000,000 to 1,500,000,000. The pertinent provisions of the amendment to the Certificate of Incorporation are set forth in Exhibit A to this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the proposed amendment. The amendment, if approved by the shareholders, will take effect upon filing with the Delaware Secretary of State, which is expected to occur on or about April 29, 1998.

     The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock which may be made available for future stock dividends or splits, financing and acquisition transactions, employee benefit plans and other general corporate purposes. If the amendment is approved, the Company generally also will have greater flexibility in the future to issue shares in excess of those presently authorized, without the expense and delay of a special shareholders' meeting.

     Except in connection with its stock option and restricted stock plans, the Board of Directors currently has no immediate plans, understandings, agreements, arrangements, or commitments for the issuance of additional shares of Common Stock and, as set forth in the Company's Certificate of Incorporation, no holder of Common Stock has any preemptive right with respect to the Common Stock.
Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing shareholders would not have any preferential rights to purchase such shares. If the Board of Directors deems it to be in the best interests of the Company and the shareholders to issue additional shares of Common Stock in the future, the Board of Directors generally would not seek further authorization by vote of the shareholders, unless such authorization is otherwise required by applicable law or stock exchange regulations.

     The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for the Company's shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 500,000,000 TO 1,500,000,000. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the amendment.


                                 PROPOSAL NO. 3
                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending January 30, 1999. Deloitte & Touche LLP has acted as auditors for the Company since 1972. Although action by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders of the Company. If the shareholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and available to make statements to, and respond to appropriate questions of, shareholders.

                         BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth certain information as of [February 24,] 1998, to indicate beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee and each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

-------------------------------------------------------------------------------------------------------------------------
                                                                                   AMOUNT
                                                                                BENEFICIALLY                      PERCENT
NAME OF BENEFICIAL OWNER                                                         OWNED (1)                       OF CLASS
------------------------                                                        ------------                     --------

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------
Adrian D. P. Bellamy........................................................           30,337                      *
John G. Bowes...............................................................          565,537                      *
Millard S. Drexler..........................................................        7,048,050         (2)        1.8%
Donald G. Fisher and                                                                                  (3)         (3)
Doris F. Fisher.............................................................       94,625,861         (3)       24.1%(3)
Robert J. Fisher............................................................       14,534,020      (2)(4)        3.7%
Lucie J. Fjeldstad..........................................................           19,139                      *
William A. Hasler...........................................................           10,687                      *
Warren R. Hashagen..........................................................          240,366         (2)          *
John M. Lillie..............................................................           24,937         (5)          *
Charles R. Schwab...........................................................           29,561         (6)          *
Brooks Walker, Jr...........................................................          214,837         (7)          *
John B. Wilson..............................................................           53,410                      *
Sergio S. Zyman.............................................................            1,041         (8)          *
All directors and executive officers as a group (15 persons)................      117,471,851         (9)       29.8%

     CERTAIN OTHER BENEFICIAL OWNERS
     -------------------------------
FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson.....................       20,977,094        (10)        5.3%
-------------------------------------------------------------------------------------------------------------------------

____________________

* Indicates ownership of less than 1% of the outstanding shares of the Company's Common Stock.
(1) Shares issuable upon exercise of options to acquire Common Stock that are exerciseable within 60 days after March 9, 1998 are treated as beneficially owned as follows: Mr. Bellamy, 15,937; Mr. Bowes, 21,937; Mr. Drexler, 449,550; Mr. Robert Fisher, 272,700; Ms. Fjeldstad, 15,937; Mr. Hasler, 6,937; Mr. Hashagen; 79,500; Mr. Lillie, 21,937; Mr. Schwab, 21,937; Mr.
     Walker, 21,937; Mr. Wilson, 53,410; Mr. Zyman, 937; and all directors and executive officers as a group, 1,031,556.
(2) Includes shares as to which restrictions have not lapsed which were granted under the Company's Management Incentive Restricted Stock Plan and/or the 1996 Stock Option and Award Plan.
(3) Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman of, and a merchandising consultant to, the Company. Their address is the same as that shown for the Company on the first page of this Proxy Statement. In the table shown above, the 94,625,861 shares beneficially owned by Donald
     G. Fisher and Doris F. Fisher are beneficially owned by each of them. Of the shares shown, 74,182,790 shares are held as community property. The remainder of the shares are held by the Fishers as trustees for various foundations and trusts. Amounts shown include 109,519 shares held by the Donald and Doris Fisher Family Foundation Trust, of which the Fishers constitute a minority of the trustees, beneficial ownership of which is disclaimed, and exclude shares held directly or indirectly by the Fishers' three adult sons, beneficial ownership of which is disclaimed.

(4) Includes 563,400 shares held jointly by Robert Fisher and his spouse, 47,442 shares owned by his spouse, 72,825 shares held by Robert Fisher as trustee for his nieces and nephews, and 6,666,460 shares held by Robert Fisher as trustee for certain other trusts.
(5) Includes 3,000 shares held under the Lillie Family Living Trust, over which Mr. Lillie and his wife share voting and investment power.
(6)  Includes 1,500 shares owned by Mr. Schwab's spouse.
(7) Includes 90,000 shares owned by the Brooks Walker, Jr. Charitable Remainder Trust, of which Mr. Walker is the trustee and over which he has sole voting and investment power.
(8)  Includes 104 shares held by Mr. Zyman's minor children.
(9)  Reflects the information in the footnotes set forth above.
(10) The address of FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. indicates that it has sole power to vote or direct the vote of only 954,669 of these shares and sole power to dispose of or direct the disposition of all of these shares. Edward C. Johnson 3d and Abigail P. Johnson each indicate that they have no power to vote or direct the vote of these shares and have sole power to dispose of or direct the disposition of all these shares. This disclosure is based on information contained in a report as of December 31, 1997 on Schedule 13G filed with the Securities and Exchange Commission pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934, as amended.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by the Securities Exchange Act of 1934, the Company notes that
(i) Mr. Bellamy reported on a Form 4 filed late one transaction involving the purchase of Common Stock in an open market transaction in October 1997 and (ii) Mr. Walker reported on a Form 5 filed in March 1998 a transaction involving the gifting by him of Common Stock in June 1996.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

  The following table sets forth compensation paid to, earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the periods presented. The footnotes to the table provide additional information concerning the Company's compensation and benefit programs.

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------
                                                                                         LONG-TERM
                                                                                         ---------
                                                   ANNUAL COMPENSATION              COMPENSATION AWARDS
                                          ------------------------------------    ------------------------
                                                                       OTHER
                                                                       ANNUAL     RESTRICTED   SECURITIES    ALL OTHER
                                                                      COMPENS-       STOCK     UNDERLYING     COMPENS-
NAME AND                          FISCAL                                ATION       AWARDS       OPTIONS       ATION
PRINCIPAL POSITION                 YEAR   SALARY($)   BONUS($)         ($) (1)      ($) (2)      (#) (3)       ($) (4)
------------------                ------  ---------   ---------       --------    ----------   ----------    ---------
Millard S. Drexler,                 1997  1,882,928   1,615,000         238,520            0      180,000         6,192
    President and Chief             1996  1,780,385   1,350,000         135,367            0      180,000         6,037
    Executive Officer               1995  1,588,616     314,100         108,831            0    6,093,750        10,100
Donald G. Fisher,                   1997    499,274     425,000         486,109          N/A          N/A         6,169
    Chairman                        1996  1,058,047     787,313         273,219          N/A          N/A         4,886
                                    1995  1,508,777     299,100         155,812          N/A          N/A        10,008
Robert J. Fisher,                   1997    848,548     650,250         263,391            0      150,000         6,400
    Executive Vice President        1996    840,940     637,500          86,742            0      150,000         6,485
    and President, Gap Division     1995    694,162     137,500           1,399      840,625    1,551,000         9,782
John B. Wilson,                     1997    626,794     531,250          16,592            0      600,000         8,323
    Executive Vice President,       1996    188,094   1,006,750          27,268      597,581      555,000             0
    Chief Administrative            1995          0           0               0            0            0             0
    Officer (5)
Warren R. Hashagen                  1997    328,100     197,540           2,803            0       51,000         6,451
    Senior Vice President -         1996    311,660     175,000             822            0       36,000         5,450
    Chief Financial Officer         1995    275,192      40,000               0      127,750       90,000         8,468
-----------------------------------------------------------------------------------------------------------------------

____________________

(1) While the named executive officers enjoy certain perquisites, for fiscal years 1995, 1996 and 1997 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus. Except as set forth below, the amounts listed for the named executive officers, if any, represent above-market earnings on deferred compensation payable during the fiscal year but deferred at their election under the Company's Executive Capital Accumulation Plan, Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan. The amount listed for Mr. Wilson in 1997 includes the difference between fair value interest less interest charged in a low interest loan ($16,115). See "Other Reportable Transactions."
     The amount listed for Mr. Wilson in 1996 includes relocation expenses reimbursed ($12,602), tax gross-up payments in connection with the reimbursement ($11,812), and below-market interest on a relocation loan ($2,854).
(2) Donald Fisher does not participate in the Company's restricted stock plan. As of the end of fiscal 1997, the aggregate restricted stock holdings for the named executive officers consisted of 3,159,000 shares worth $124,188,187 at the then-current market value (as represented by the closing price of the Company's Common Stock of $39.3125 on January 30,
     1998), without giving effect to the diminution of value attributable to the restrictions on such stock. Such amount included $117,937,500 for Mr. Drexler (3,000,000 shares), $5,307,187 for Robert Fisher (135,000 shares), and $943,500 for Mr. Hashagen (24,000 shares). Dividends are paid on the restricted shares to the extent payable on the Company's Common Stock generally.

     The restricted stock award of 30,450 shares for Mr. Wilson in 1996 had a vesting date of less than three years and was canceled in 1997 pursuant to a prior arrangement with Mr. Wilson. See "Employment Contracts and Termination of Employment Arrangements." No other shares granted to the named executive officers vest in less than three years from the date of grant.
(3) Donald Fisher does not participate in the Company's stock option plan. Of the securities underlying options for Mr. Wilson in 1996, 9,590 were canceled in 1997 pursuant to a prior arrangement with Mr. Wilson. See "Employment Contracts and Termination of Employment Arrangements."
(4) These amounts represent the Company's contributions to the Company's GapShare Plan for fiscal years 1997, 1996 and 1995.
(5)  Mr. Wilson joined the Company in October 1996.


STOCK OPTIONS

     The following two tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the foregoing Summary Compensation Table. All stock option awards in the following tables and elsewhere in this Proxy Statement have been adjusted to reflect stock splits.

                       OPTION GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------------------------------
                                                       INDIVIDUAL GRANTS
                                                       -----------------
                               NUMBER OF            PERCENT OF
                             SECURITIES           TOTAL OPTIONS                        MARKET
                             UNDERLYING            GRANTED TO        EXERCISE OR      PRICE ON                    GRANT DATE
                           OPTIONS GRANTED        EMPLOYEES IN       BASE PRICE      GRANT DATE      EXPIRATION     PRESENT
NAME                           (#)(1)              FISCAL YEAR         ($/SH)        ($/SH)(2)        DATE (3)    VALUE ($)(4)
----                       ---------------        -------------     ------------     ----------      ----------   ------------



Millard S. Drexler                  180,000            1.6%           $20.8750         $20.8750         4/14/07     $1,501,542
Donald G. Fisher                        N/A             N/A                N/A              N/A             N/A            N/A
Robert J. Fisher                    150,000            1.3%            20.8750          20.8750         4/14/07      1,046,535
John B. Wilson                      150,000            1.3%            20.8750          20.8750         4/14/07      1,046,535
                                    300,000            2.6%            29.5208          29.5208         8/26/07      3,279,300
                                    150,000            1.3%            14.7604          29.5208         8/26/07      2,739,210
Warren R. Hashagen                   36,000            0.3%            20.8750          20.8750         4/14/07        251,168
                                     15,000            0.1%            10.4375          20.8750         4/14/07        193,698
--------------------------------------------------------------------------------------------------------------------------------

____________________

(1) Except as noted below, all options granted to the named executive officers during fiscal 1997 will become exercisable in two equal installments three and four years from the date of grant. The second and third option grants to Mr. Wilson will become exercisable in two equal installments four and five years from the date of grant and the second option grant to Mr. Hashagen will become exercisable in five years from the date of grant. Under the terms of the Company's 1996 Stock Option and Award Plan, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. Donald Fisher does not participate in the Company's stock option plan.
(2) Average of high and low stock prices for the Company's Common Stock as reported in the Western edition of The Wall Street Journal at date of grant.
(3) All options granted in fiscal 1997 were granted for a term of ten years, subject to termination 90 days following termination of employment in certain events.
(4) This column represents the present value of the options on the grant date using the Black-Scholes option pricing model for the Common Stock, utilizing the following assumptions: five-year stock price volatility of 31%; dividend yield of 0.73%; 4.17 to 5.75-year expected option terms; 5.75 to 6.89% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note G to the Consolidated Financial Statements in the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1998.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF                      VALUE OF
                                                                  SECURITIES UNDERLYING               UNEXERCISED
                                                                       UNEXERCISED                   IN-THE-MONEY
                         SHARES ACQUIRED                          OPTIONS AT FY-END (#)          OPTIONS AT FY-END ($)
         NAME            ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE (1)
         ----           ----------------   ------------------   -------------------------     -----------------------------
Millard S. Drexler              0                    0          355,800      6,453,750        10,731,806     166,814,998
Donald G. Fisher (2)          N/A                  N/A              N/A            N/A               N/A             N/A
Robert J. Fisher                0                    0          221,700      1,851,000         6,580,891      47,673,250
John B. Wilson                  0                    0                0      1,145,410                 0      21,059,907
Warren R. Hashagen         47,400            1,187,500           60,000        177,000         1,699,125       4,130,600
---------------------------------------------------------------------------------------------------------------------------

____________________

(1) Represents the difference between the closing price of the company's Common Stock on January 30, 1998 ($39.3125) and the exercise price of the options.
(2)  Donald Fisher does not participate in the Company's stock option plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During all of fiscal year 1997, the Compensation and Stock Option Committee of the Board of Directors consisted of Ms. Fjeldstad and Messrs. Bellamy, Bowes, and Lillie, all of whom are non-employee directors.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Committee currently is comprised of the members named below, all of whom are non-employee Directors.

   COMPENSATION PHILOSOPHY

     The general philosophy of the Company's compensation program, which has been reviewed and approved by the Committee, is to provide a competitive advantage and rewards based both on the Company's performance and on the individual's contribution to the Company. Corporate and divisional performance are evaluated by reviewing the extent to which financial and strategic goals are met, including such factors as profitability and sales growth. These performance criteria are reviewed each year to ensure that they are consistent with the Company's mission and strategies. Officers are also given annual goals and their individual performance is evaluated by reviewing progress against these objectives.

     The Company's compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company and individual goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the Company and to the longer-term return realized by the Company's shareholders.

     There are three main components in the Company's executive compensation program:

     . Base Salary
     . Annual Incentives
     . Long-Term Incentives

   BASE SALARY

     Executive officers' salaries have been targeted above the average rates paid by competitors to enable the Company to attract and retain highly skilled executives. The Committee believes that the historical growth in the Company's revenues, stores and profitability has made the Company a target for other companies seeking employees and that, therefore, these rates are necessary to retain key officers. The Committee reviews the performance of and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first quarter.

     The Committee believes that the market for retailing executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this proxy statement under the heading "Performance Graph." Thus, in reviewing the 1997 salaries for executive officers, the Committee examined market data and salary increase surveys for specialty retail, consumer/branded goods, and general industry groups which were prepared by national consulting companies. Salaries were adjusted based on actual individual job performance and/or changes in a person's duties and responsibilities.

     Mr. Drexler's base salary for fiscal year 1997 was $1,900,000, representing an increase of 6% over the prior year. In setting the Chief Executive Officer's 1997 salary, the Committee considered the Company's 1996 results, future objectives and challenges, and Mr. Drexler's individual performance and contributions. The Company's 1996 performance was judged by the Committee to be significantly above expectations and very good compared to industry/competitor results. The Committee reviewed in detail Mr. Drexler's achievement of his 1996 goals and his individual contributions to the Company. The Committee concluded that he had achieved his 1996 goals and had provided a leadership role in achieving the Company's three strategic priorities for 1996: growing earnings and improving the return on investments, developing our people and strengthening the Brand. The Committee also considered Mr. Drexler's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company for the shareholders. The Committee believes that Mr. Drexler has continued to provide the leadership and vision that he has provided throughout his 15-year tenure as a Company executive, during which, on a compound annual growth basis, the Company's net earnings increased by 25%, net sales by 20% and total shareholder return by 32%. In making its salary decisions with respect to Mr. Drexler, the Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

   ANNUAL INCENTIVE BONUS

     Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

     To carry out this philosophy, the Company has implemented a performance-based Executive Management Incentive Cash Award Plan (Executive MICAP), in which executive officers are measured solely on Company performance targets. As a pay-for-performance plan, the Executive MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. Specific measurements are chosen each year among earnings, sales growth and volume, return on assets, and/or return on equity; and threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the 1997 guidelines adopted by the Committee, executive officers were eligible to receive between 17.5% and 100% of their salary as a bonus, depending on actual earnings performance compared to target earnings goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which earnings goals were achieved and the grade level of the officer.

     The Company's 1997 performance was judged by the Committee to be significantly above expectations. The Company achieved record earnings and surpassed its financial goals for the year. The Chief Executive Officer was eligible to receive between 25% and 100% of his base salary as a bonus under the 1997 guidelines adopted by the Committee. Because the Company exceeded its goals and achieved superior results, the actual bonus received by Mr. Drexler was 85% of his base pay.

     The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executives.

   LONG-TERM INCENTIVES

     Long-term incentives represent over half the total income opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased shareholder value by delivering a significant portion of total compensation opportunity through both stock options and through a cash performance plan with three-year overlapping performance cycles. This compensation program is designed to focus on Company performance.

     The Committee believes that executive officers and other key employees should have significant ownership of the Company's stock. Notably, all executive officers as a group beneficially own approximately 29.6% of the outstanding shares of Common Stock. In particular, Mr. Donald Fisher, the Company's founder and Chairman, beneficially owns jointly with his wife Doris Fisher approximately 24.1% of the outstanding shares.

     Long-Term Performance Plan

     In order to emphasize its compensation philosophy oriented to longer-term results, the Company has an Executive Long-Term Cash Performance Plan (ELCAPP), in which officers are measured and compensated on Company and/or business unit performance targets. A three-year performance cycle is established each year, with participants receiving a cash payout if certain minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. As a pay-for-performance plan, ELCAPP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional long-term financial goals. Specific measurements are chosen each year for each successive three-year cycle. The type of measurements considered include earnings, return on equity, return on net assets, return on invested capital, sales volume and total sales. Threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential amounts of executive officer bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the 1997 and 1998 guidelines adopted by the Committee, executive officers will be eligible to receive between 15% and 150% of their three-year average salary as a bonus, depending on actual performance compared to target goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which goals were achieved and the grade level of the officer. Because the ELCAPP was established in 1996, no payouts have yet been made under the plan for the 1996-98 cycle.

     Stock Option and Award Plan

     The Committee has the power to grant both stock options and restricted stock under the Company's 1996 Stock Option and Award Plan. With respect to executive officers, it has been the Committee's practice to grant stock options on an annual basis, usually in the first quarter of each fiscal year.
Generally, the options vest in three years or more from date of grant and executives must be employed by the Company at the time of vesting in order to exercise the options. The Committee has discretion to grant discounted stock options and it has done so when it felt it was necessary to attract and/or retain key executives. The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

     In order to determine the appropriate number of options to be granted to its executive officers, in 1997 the Company relied on competitive practices for a wide array of companies in a large number of industries. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee's salary and performance level. The Company's actual 1997 option grants to executive officers were in line with those ranges. The size of each grant was based on a range of potential shares (high, medium, low) for each eligible employee's salary level. Actual shares awarded were based on the score obtained by eligible employees on their yearly individual performance evaluation. No consideration was given to the amount of shares previously granted to executive officers.

     In 1997, Mr. Drexler was granted options to purchase 180,000 shares at market value at the date of grant. The shares become exercisable in two equal installments three and four years from date of grant. This grant is consistent with the Committee's philosophy that at-risk compensation should comprise a significant part of an executive's overall compensation.

   IMPACT OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that it is the Company's preference to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Company's compensation plans have been designed to permit the Committee to grant awards (other than restricted stock and discounted options) which qualify for deductibility under Section 162(m).

     In addition, to allow for full deductibility of base salaries, those named executive officers whose base salaries exceed the $1,000,000 limit have in the past deferred that portion of their compensation above the limit under either or both of the Company's nonqualified deferred compensation plans, the Executive Capital Accumulation Plan and the Executive Deferred Compensation Plan.

                                      John M. Lillie (Chairman)
                                      Adrian D. P. Bellamy
                                      John G. Bowes
                                      Lucie J. Fjeldstad

PERFORMANCE GRAPH

     The graph below compares the percentage changes in the Company's cumulative total shareholder return* on its Common Stock for the five-year period ended January 31, 1998, with the cumulative total return of the S&P 500 Index and the Dow Jones Retailers - All Specialty Index.

--------------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN ANALYSIS
                                         1/29/93         1/28/94         1/28/95          2/3/96          2/1/97         1/31/98
--------------------------------------------------------------------------------------------------------------------------------
THE GAP, INC.                           $    100        $    125        $     97         $   143         $   175        $    359
--------------------------------------------------------------------------------------------------------------------------------
S&P 500                                 $    100        $    113        $    113         $   157         $   198        $    250
--------------------------------------------------------------------------------------------------------------------------------
DJ RETAILERS ALL SPECIALTY INDEX        $    100        $     95        $     99         $   105         $   124        $    189
--------------------------------------------------------------------------------------------------------------------------------

Source:  Carl Thompson Associates www.ctaonline.com (303) 494-5472.
____________________

* Total return assumes quarterly reinvestment of dividends.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     When John B. Wilson joined the Company in October 1996, the Company entered into an arrangement with him providing for the grant of 30,450 shares of restricted stock and options to purchase 555,000 shares (105,000 at a discount). Mr. Wilson received the restricted stock and a portion of the options to compensate him for the loss of certain unvested options to purchase stock of his prior employer. Mr. Wilson agreed with the Company that if he received any acceleration of those stock options ("Accelerated Stock"), then his grant of restricted stock and stock options was to be reduced by his pre-tax gain on the Accelerated Stock. For this purpose, Mr. Wilson's pre-tax gain on the Accelerated Stock was to be calculated as of the market value on the accelerated vesting date ("Vesting Date"). Fifty percent of the gain (up to a maximum of $1.15 million) was to be used to reduce the value of his restricted stock and option grant from the Company by first reducing the number of shares of restricted stock (calculated at their market value on the Vesting Date) and then reducing the number of discounted option shares, until the $1.15 million maximum is recaptured by the Company. In 1997, the Company recaptured a $1.15 million gain by canceling 23,755 shares of restricted stock in August and 6,695 shares of restricted stock and options to purchase 9,590 shares in September. In addition, in the event that Mr. Wilson is involuntarily terminated for any reason other than cause within the first 24 months of employment, the Company will provide him with one year of severance pay at his then-effective base rate, payments to cease as soon as new employment is effective.

OTHER REPORTABLE TRANSACTIONS

     The Company has an agreement with Fisher Development, Inc. ("FDI"), which is wholly owned by Robert S. Fisher, the brother of Donald G. Fisher, the Chairman and a principal shareholder of the Company. The agreement, which is reviewed annually by the Audit and Finance Committee of the Board of Directors, sets forth the terms under which FDI may act as general contractor in connection with the Company's construction activities. During the 1997 fiscal year, FDI supervised the construction of new store leasehold improvements for 266 stores and certain headquarters facilities, expansions of 97 stores, and remodels of existing stores and headquarters facilities. The total cost of such construction was approximately $215 million, including profit and overhead costs of approximately $17.2 million paid by the Company to FDI relating to this construction.

     Robert J. Fisher and William S. Fisher, adult sons of Donald G. and Doris
F. Fisher, are employed as Executive Vice President of the Company and President, Gap Division of the Company; and President, International Division of the Company, respectively. Robert J. Fisher is also a director of the Company. William S. Fisher was paid a salary and bonus of $983,066 during the 1997 fiscal year; Company contributions to his account under GapShare for fiscal year 1997 amounted to $6,481.

     Comparable transactions with the persons described above are expected to continue during the current fiscal year, except that William S. Fisher is expected to take an unpaid leave of absence from July 1, 1998 through the remainder of 1998.

     Pursuant to the Company's Relocation Loan Plan, on November 30, 1996, the Company made a $550,000 loan to Mr. Wilson at the interest rate of 3% per year, secured by a second mortgage on his home and by the stock granted to him under the Company's 1996 Stock Option and Award Plan. The loan is payable in full on November 25, 2001, or earlier upon termination of employment. Mr. Wilson is also required to apply 50% of any after-tax (withholding) gain on the sale of stock acquired upon exercise of stock options to decrease the amount of this loan. Interest on the loan is payable via bi-weekly payroll deductions. The amount outstanding on February 28, 1998 with respect to this loan was $550,000.


                                 OTHER BUSINESS

     The Company's management is not aware of any other matters to come before the meeting. If any matter not mentioned herein is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1999 annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before December 7, 1998. Proposals should be addressed to the Company's Secretary at One Harrison Street, San Francisco, California 94105.

                              By Order of the Board of Directors,



                              Anne B. Gust
                              Secretary

                                                                       Exhibit A
                                                                       ---------

                       AMENDED AND RESTATED AMENDMENT TO
                         CERTIFICATE OF INCORPORATION
                                      OF
                                 THE GAP, INC.

   Section 1 of Article FIFTH of the Company's Amended and Restated Certificate of Incorporation shall be amended to read as follows:

   FIFTH: Section 1. Classes and Number of Shares.
                    ----------------------------

   The total number of shares of all classes of stock which this corporation shall have authority to issue is 1,590,000,000 shares. The classes and the aggregate number of shares of stock of each class which this corporation shall have authority to issue are as follows:

   (i) 1,500,000,000 shares of Common Stock, $0.05 par value per share (hereinafter the "Common Stock");

   (ii) 60,000,000 shares of Class B Common Stock, $0.05 par value per share (hereinafter the "Class B Stock"); and

   (iii) 30,000,000 shares of Preferred Stock, $0.05 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock").

                                                              PRELIMINARY COPIES

                                 THE GAP, INC.
                ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 1998
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald G. Fisher, Warren R. Hashagen and Anne B. Gust, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 28, 1998, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

     IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE
                                           ---
REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3, AND, WITH RESPECT TO ANY OTHER
              ---             ---
MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.



                                 THE GAP, INC.
        PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


1.  Election of Directors, Nominees:            FOR   WITHHOLD  FOR ALL
    Adrian D. P. Bellamy, John G. Bowes,        ALL   ALL       (EXCEPT NOMINEES
    Millard S. Drexler, Donald G. Fisher,                       WRITTEN BELOW)
    Doris F. Fisher, Robert J. Fisher,
    John M. Lillie, Charles R. Schwab,
    Brooks Walker, Jr., Sergio Zyman

    ---------------------------------

2.  Proposal to amend Amended and Restated Articles of     FOR  AGAINST  ABSTAIN
    Incorporation to increase the number of authorized shares of Common Stock of The Gap, Inc. from
    500,000,000 to 1,500,000,000.


3.  Ratify the appointment of Deloitte & Touche LLP as     FOR  AGAINST  ABSTAIN
    independent auditors.

Date: _______________________________________________, 1998

___________________________________________________________
(Signature)

___________________________________________________________
(Signature)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.